                                  EXHIBIT 10.14

NOTE: The full text of this document has been filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment of the document. In the following material, omitted confidential information is noted by capital "X's".

                      INTERNATIONAL DISTRIBUTION AGREEMENT

    THIS AGREEMENT is made and entered into as of September 12, 1995, by and among Glyko, Inc., ("Glyko"), a corporation having its offices at 81 Digital Drive, Novato, CA 94949, United States, existing under the laws of California, Toyobo Co., Ltd. having its offices at 2-8 Dojimahama 2-chome, Kita-ku, Osaka 530, Japan existing under the laws of Japan, ("Toyobo"), and MC Medical, Inc., having offices at 22 Daikyo-cho, Shinjuku-ku, Tokyo 160 Japan existing under the laws of Japan ("MC Medical"), the "party" or "parties", as the case may be.

                                   WITNESSETH:

Whereas, Glyko is engaged in the research, manufacture and sale of biochemical analytic products including the Products, as defined below;

Whereas, Toyobo and MC Medical each has desired to be appointed as exclusive distributor for the sale of the Products in the Territory, as defined below;

Whereas, Glyko committed itself to such appointment to each of Toyobo and MC Medical, and as a result of deliberation among the parties, is willing to put both Toyobo and MC Medical in a position of prime distributor for the Products;

Whereas, Toyobo and MC Medical desire to cooperate in reducing the logistics cost for importing the Products from the U.S.A.; and

Whereas, Toyobo and MC Medical further desire to conduct joint sales promotions for the expansion of the market of the Products.

           In consideration of the mutual covenants and conditions herein contained, and intending to be legally bound hereby, the parties mutually agree as follows:

1.    DEFINITIONS

1.1 "Products" mean Glyko FACE(R) (fluorophore-assisted carbohydrate electrophoresis) analytic products for the analysis of carbohydrates: SE1000 FACE Imager including FACE Analytic Software; SE1000 FACE Workstation; FACE Carbohydrate Analysis Kits; FACE Carbohydrate Analysis Kits for Capillary Electrophoresis; Individual Reagent Packs, Standards, Controls, Precast Gels and Buffers; Enzymes; and Carbohydrate Analytic Services. These Products are included in the current Glyko Product Description and Price List attached as Exhibit A.

      Toyobo and MC Medical shall not, without the prior written consent of Glyko, sell, market or distribute any version of any Product other than the version Glyko shall designate from time to time as its most current version.

1.2 The "Field" means the research and development of biological substances, and specifically excludes the fields of diagnosis and treatment of disease.

1.3 "Territory" means the country of Japan and includes all purchasers whose principal place of business is located within the Territory.

1.4 "Co-exclusive" means there will be, at most, two distributors appointed to represent the Products, i.e. Toyobo and MC Medical.

2.    APPOINTMENT OF DISTRIBUTOR

2.1 Glyko hereby appoints Toyobo and MC Medical each as a Co-exclusive distributor for the sale of the Products within the Field in the Territory during the term of this Agreement and Toyobo and MC Medical accept appointment, on all the terms and conditions contained herein. Toyobo and MC Medical shall use its best efforts to promote and sell the Products to the maximum number of responsible customers within the Territory.

2.2 Toyobo and MC Medical each shall not solicit orders for any Product from any prospective purchaser with its principal place of business located outside the Territory. If Toyobo or MC Medical receives an order for any Product from a prospective purchaser whose principal place of business is located outside the Territory, Toyobo or MC Medical shall immediately refer that order to Glyko. Toyobo and MC Medical shall not accept any such orders. Toyobo and MC Medical may not deliver or tender (or cause to be delivered or tendered) any Product outside of the Territory. Toyobo and MC Medical shall not sell any Product to a purchaser if it knows or has reason to believe that such purchaser intends to remove that Product from the Territory.

3.    PRICES AND PAYMENT

3.1 Toyobo shall order Products from Glyko by submitting a written purchase order identifying the Products ordered, requested delivery date(s) and any export/import information required to enable Glyko to fill the order. All orders for Products are subject to acceptance by Glyko. Glyko shall have no liability to Toyobo or MC Medical with respect to purchase orders which are not accepted; provided, however, that Glyko will not unreasonably reject any purchase order for Products which do not require any modifications or additions in order to meet the specifications of Toyobo or MC Medical or their customers.

3.2 Toyobo's net price for the Glyko manufactured Products shall be determined by applying the following discounts to Glyko's current Price List (Exhibit A):
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXX.

3.3 If a purchase order is accepted in accordance with Section 3.1 above, the prices for Products covered by such purchase order shall be Glyko's net Toyobo prices ex works Glyko's facility at Novato, CA 94949 USA, which are in effect on the date of Glyko's acceptance. Glyko will prepay and add to the invoice all charges for freight and insurance. Toyobo is responsible for all customs duties, taxes and any other expenses incurred in connection with furnishing the Products.

      Glyko may from time to time change its prices. Glyko shall give
Toyobo a written notice XXXXXXXXXXXXXXXXXXXXXXXXX prior to any such change; provided, however, that no price change shall affect purchase orders already accepted by Glyko prior to the date such price change becomes effective.

3.4 Toyobo and MC Medical each shall be free to establish its own pricing for Products which it sells to sales channels or customers.

3.5 Orders placed by Toyobo and accepted by Glyko shall not be canceled or rescheduled unless mutually agreed upon by both parties, except orders may be canceled if Products are not shipped within XXXXXXXXXXXXXXXX of the original delivery date of the purchase order. No Product may be returned for any reason without first obtaining Glyko's prior written consent. Any purchase order may be canceled or rescheduled without charge (i) if during the term of the Agreement, within XXXXXXXXXXX calendar days after Glyko's acceptance of such purchase order, or (ii) if after the term of the Agreement, within XXXXXXXXXXX calendar days after termination or expiration of the Agreement, as the case may be. Any purchase order that is canceled or rescheduled by Toyobo after the XXXXXXXXXXX calendar day period described in the preceding sentence shall be subject to the greater of (i) a minimum cancellation charge of XXX of price in US Dollars, or
(ii) an amount equal to the actual cost incurred by Glyko.

3.6 The ultimate shipment of orders to Toyobo shall be subject to the right and ability of Glyko to make such sales, and obtain required licenses and permits, under all decrees, statutes, rules and regulations of the government of the United States and agencies or instrumentalities thereof presently in effect or which may be in effect hereafter. Any order which has been accepted by Glyko but which cannot be fulfilled due to such decrees, statutes, rules and regulations shall be considered to have been rejected when submitted to Glyko for acceptance or rejection.

3.7 Toyobo and MC Medical each hereby agrees: (i) to assist Glyko in obtaining any such required licenses or permits by supplying such documentation or information as may be requested by Glyko; (ii) to comply with such decrees, statutes, rules and regulations of the government of the United States and agencies or instrumentalities thereof; (iii) to maintain the necessary records to comply with such decrees, statutes, rules and regulations; (iv) not to export any Products except in compliance with such decrees, statutes, rules and regulations; (v) to obtain all governmental approvals and licenses necessary to import the Products into the Territory; (vi) not to sell, transfer or otherwise dispose of Products in violation of the export laws, rules and regulations of the United States; and (vii) to indemnify and hold harmless Glyko, its officers, directors and employees from any and all fines, damages, losses, costs and expenses (including reasonable attorneys' fees) incurred by Glyko as a result of any breach of this subsection (3.7) by Toyobo or MC Medical or any of Toyobo or MC Medical's customers.

3.8 Unless Toyobo requests otherwise, all Products ordered by Toyobo shall be packed for shipment and storage in accordance with Glyko's standard commercial practices and shipped directly to Toyobo. It is Toyobo's obligation to notify Glyko of any special packaging requirements (which shall be at Toyobo's expense). Title, risk of loss and damage to a Product shall pass to Toyobo upon the removal of such Products from Glyko's facility.

      All claims for non-conforming shipments must be made in writing to Glyko within ten days of the receipt of the Products in Japan. Any claims not made within such period shall be deemed waived and released.

3.9 All amounts due and payable with respect to a Product tendered by Glyko in accordance with Section 3.8 hereof shall be paid in full XXXXXXXXX days after the receipt by Toyobo of an invoice for the shipment. All such amounts shall be paid in US Dollars by wire transfer of funds or by other means specified in writing and mutually agreed by both parties to:

      Novato National Bank
      Novato Main Office
      1525 Grant Avenue
      Novato, California  94949-6123
      ABA Number: 121-141-097
      Bank Account Number:
      XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX


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
       All costs incurred in connection with such wire transfer shall be the responsibility of Toyobo. Whenever any amount hereunder is due on a day which is not a day on which banks in Novato, CA, United States, are open for business (a "Business Day"), such amount shall be paid on the next such Business Day. Amounts hereunder shall be considered to be paid as of the day on which funds are received by Glyko's bank. No part of any amount payable to Glyko hereunder may be reduced due to any counterclaim, set-off, adjustment or other right which Toyobo might have or assert against Glyko, any other party or otherwise.

3.10 All amounts due and owing to Glyko hereunder but not paid by Toyobo on the due date thereof shall bear interest (in US Dollars) at the rate of the lesser of: (i) XXXXXXXXXXXXXXXXXXXXXXXXXXX above the then applicable prime interest rate announced by Novato National Bank at 1525 Grant Avenue, Novato, CA 94948-6123, USA, for 90-day loans in US Dollars to prime commercial customers in USA; or (ii) the maximum lawful interest rate permitted under applicable law. Such interest shall accrue on the balance of unpaid amounts from time to time outstanding from the date on which portions of such amounts become due and owing until payment thereof in full.

3.11 In the event of any discrepancy between any purchase order accepted by Glyko and this Agreement, the terms of this Agreement shall govern.

3.12 During the term of this Agreement, Glyko agrees not to negotiate any new supply agreement with OEM customers for the Territory. Toyobo and MC Medical acknowledge and agree that Glyko has a prior distribution agreement in effect with another distributor for the Territory, and that this Agreement shall not affect such prior agreement in any way.

4      PURCHASE GUARANTEE

4.1 Within thirty (30) days of signing this Agreement, Toyobo shall XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX.

XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX.

5.      OTHER OBLIGATIONS OF TOYOBO AND MC MEDICAL

5.1 Toyobo and MC Medical each shall develop a program for the promotion and sale of the Products within the Territory including sales forecasts and marketing strategies. Toyobo and MC Medical each may send one or more technically competent sales representatives to Glyko's facility for training on the Products. This training will be provided at Glyko's expense; however, the salaries, travel and living expenses for the Toyobo or MC Medical personnel to be trained shall be at the expense of Toyobo and MC Medical, respectively.

5.2 Toyobo and MC Medical each shall employ competent and experienced technical and service personnel, provide appropriate service shop facilities, and maintain an adequate stock of spare parts so as to render prompt and adequate service to the users of the Products in the Territory. Toyobo and MC Medical each will maintain copies of technical service records and from time to time allow Glyko access to these records solely for the purpose of assuring Glyko that adequate customer assistance and technical support are being provided to customers.

5.3 Toyobo and MC Medical each may translate, at its own expense, any user and technical manuals and advertising and marketing information with respect to the Products into the languages of its customers and provide Glyko with copies of all such materials for review by Glyko. Toyobo and MC Medical each shall assign all copyrights in such translations to Glyko. Glyko shall not be liable for translation errors made by Toyobo and MC Medical or at Toyobo's or MC Medical's direction or for the non-conformance of such translated materials with laws and regulations in force from time to time in the Territory. Toyobo and MC Medical shall indemnify and hold Glyko harmless to the extent that a third party brings claims against Glyko based on such errors or non-conformance.

6.      GLYKO'S OBLIGATIONS

6.1 Glyko shall provide Toyobo and MC Medical each such marketing and technical literature and Product samples as Glyko may in its discretion consider necessary to assist with the promotion of the Products. Glyko will provide customer sales leads in the Territory as they arise from Glyko's marketing activities.

6.2 Glyko shall provide training at its facility in Novato, California to Toyobo's and MC Medical's personnel in connection with the marketing, sale, installation, maintenance and support of the Products; provided, however, that Glyko's personnel spend no more than an aggregate of XXXXXXXXXXXXXXXX of their time in providing such training.

6.3 Glyko reserves the right at any time to make changes in the design of and to add improvements to any Product or to discontinue the manufacture of any particular Product. All such changes, additions and discontinuances shall be made with a minimum of XXXXXXXXXXXXXXXX prior written notice to Toyobo and MC Medical unless the circumstances are beyond Glyko's control. If Glyko announces a revised version of any Product and as a consequence of such announcement Toyobo and MC Medical each is prohibited by virtue of Section 1.1 above from marketing the previous version of such Product, Glyko shall supply to Toyobo and MC Medical each without charge such information and additional components as shall permit Toyobo and MC Medical each to modify its inventory so that such inventory will be functionally equivalent to the revised version of the Product. The said information and additional components for the conversion of an up-dated version shall also be supplied by Glyko to Toyobo and MC Medical each at reasonable prices, for the purpose of the sale to their respective existing customers upon request.

7.    SOFTWARE LICENSE

7.1 The Products include the following software programs in object code form only (hereinafter referred to as the "Software"): Glyko FACE Analytic Software is a Windows based program that manages the operation of the FACE Imager, acquires the gel image and performs the analysis of the gel image.

      For the purposes of this Section, (i) "End-User Customer" shall mean a customer of Toyobo or MC Medical which purchases Products incorporating the Software or any part thereof; and (ii) "End-User Sublicense Agreement" shall mean the agreement between the End-User Customer and Toyobo or MC Medical which is required by Section 7.4.

7.2 Glyko hereby grants to Toyobo and MC Medical each a non-exclusive and non-transferable license, without the right to sublicense (except as is provided in Section 7.4), in the Territory during the term of this Agreement to use the Software and related documentation provided by Glyko solely for their internal use in connection with the sale and promotion of the Products. Toyobo and MC Medical each shall not disclose, furnish, transfer or otherwise make available the Software or any portion thereof or related documentation provided by Glyko in any form to any third party (other than to an End-User Customer pursuant to Section 7.4) and, except as permitted in Section 7.5, shall not duplicate the Software or any part thereof or any such related documentation.

7.3 Title to and ownership of any and all proprietary rights in or related to the Software, related documentation provided by Glyko and all partial or complete copies of such Software and related documentation permitted to be made hereunder or under End-User Sublicense Agreements shall at all times remain with Glyko or its licensors. This Agreement and End-User Sublicense Agreements shall not be construed as a sale of any rights in the Software, related documentation provided by Glyko, any copies thereof or any part thereof. All references in this Agreement to sale, resale or purchase of the Products, or references of like effect, shall, with respect to the Software and related documentation provided by Glyko, mean licenses or sublicenses of the Software and such related documentation pursuant to Sections 7.2 or 7.4. All references in this Agreement to purchasers of the Products, or references of like effect, shall, with respect to the Software and related documentation provided by Glyko, mean Toyobo and MC Medical each as a licensee or sublicensees of the Software and such related documentation who have entered into End-User Sublicense Agreements pursuant to this Section 7.3.

7.4 Toyobo and MC Medical each has a non-exclusive right to sublicense solely to End-User Customers the Software, related documentation provided by Glyko or any part thereof for use only in conjunction with the Products. Prior to delivery of the Software, such related documentation or any part thereof to an End-User Customer, such End-User Customer shall execute Glyko's then current end-user sublicense agreement, the current version of which is attached hereto as Exhibit B. Any attempt to transfer or assign the Software, such related documentation, any copies thereof or any part thereof shall be null and void (except for sublicenses in accordance with this Section 7.4).

7.5 The Software and related documentation provided by Glyko pursuant to this Agreement may be copied or reproduced by Toyobo and MC Medical, in whole or in part, for their internal use only in connection with the sale and promotion of the Products. No more than one copy in any form shall be in existence of the Software, such related documentation or any part thereof (and in the possession of Toyobo and MC Medical ) at any time without the prior written consent of Glyko, other than (i) copies of the Software resident in Products themselves;
(ii) one copy of the Software created solely for archival and/or restart purposes; and (iii) copies of the Software and related documentation designated for delivery to specific End-User Customers, which copies are governed by End-User Sublicense Agreements already executed by such End-User Customers. Glyko provides no installation or warranty for copies of the Software made by Toyobo or MC Medical, unless otherwise agreed by Glyko in writing.

7.6 Toyobo and MC Medical each shall not disassemble, decompile or reverse engineer the Software or any part thereof.

7.7 Toyobo and MC Medical each shall maintain records specifically identifying each copy of the Software, related documentation provided by Glyko or any part thereof and the associated Products delivered pursuant to this Agreement to End-User Customers, and shall make such records available to Glyko during regular business hours upon reasonable notice for purpose of enforcement of the terms and conditions of this Section. Glyko shall have the right, on reasonable advance notice to Toyobo and/or MC Medical, to inspect their places of business to ensure their compliance with the provisions of this Section.

7.8 IF THE SOFTWARE OR ANY PART THEREOF BECOMES, OR IN GLYKO'S OPINION IS LIKELY TO BECOME, THE SUBJECT OF A CLAIM OF INFRINGEMENT OF A PATENT OR COPYRIGHT OF A THIRD PARTY, TOYOBO AND MC MEDICAL EACH SHALL PERMIT GLYKO, AT ITS OPTION AND EXPENSE, (I) TO PROCURE FOR TOYOBO AND MC MEDICAL AND ITS END-USER CUSTOMERS THE RIGHT TO CONTINUE USING SUCH SOFTWARE, (II) TO REPLACE OR MODIFY SUCH SOFTWARE SO THAT IT BECOMES NON-INFRINGING, OR (III) TO GRANT TOYOBO AND MC MEDICAL EACH A REFUND FOR SUCH SOFTWARE. GLYKO'S PERFORMANCE OF ONE OF THE PRECEDING ALTERNATIVES SET FORTH IN CLAUSE (I), (II) OR (III) ABOVE SHALL CONSTITUTE FULL AND COMPLETE SATISFACTION OF ANY AND ALL CLAIMS TOYOBO AND MC MEDICAL EACH MIGHT HAVE AGAINST GLYKO ARISING FROM SUCH INFRINGEMENT.

7.9 GLYKO SHALL HAVE NO LIABILITY TO TOYOBO OR MC MEDICAL OR ITS END-USER CUSTOMERS WITH RESPECT TO ANY CLAIM OF PATENT OR COPYRIGHT INFRINGEMENT TO THE EXTENT SUCH CLAIM IS BASED UPON (I) USE OF A PRODUCT IN COMBINATION WITH ANY SOFTWARE, HARDWARE, MACHINE OR OTHER DEVICE NOT PROVIDED BY GLYKO WHERE SUCH PRODUCT WOULD NOT BY ITSELF SO INFRINGE, (II) CHANGES OR MODIFICATIONS TO A PRODUCT NOT MADE OR AUTHORIZED IN WRITING BY GLYKO, (III) ANY CLAIM OF INFRINGEMENT OF ANY PATENT OR COPYRIGHT IN WHICH TOYOBO OR MC MEDICAL EACH OR ANY OF ITS AFFILIATES HAS AN INTEREST, OR (IV) USE OF A PRODUCT IN A MANNER FOR WHICH IT WAS NOT DESIGNED.

7.10 Toyobo and MC Medical each shall retain and shall not alter or obscure any notices, markings or other insignia which are affixed to the Software, related documentation provided by Glyko or any part thereof at the time of delivery of such Software or such related documentation by Glyko. To the extent that Toyobo and MC Medical are allowed to make copies of the Software, such related documentation or any part thereof pursuant to Section 7.5, Toyobo and MC Medical each agrees to reproduce and include such notices, markings and insignia on all such copies.

8.   RELATIONSHIP OF THE PARTIES

8.1 Toyobo and MC Medical each shall be considered to be an independent contractor. The relationship between Glyko and Toyobo and MC Medical shall not be construed to be that of employer and employee, nor to constitute a partnership, joint venture or agency of any kind.

8.2 Toyobo and MC Medical each shall pay all of its expenses, including without limitation all travel, lodging and entertainment expenses, incurred in connection with its services hereunder. Glyko shall not reimburse Toyobo or MC Medical for any of those expenses.

8.3 Toyobo and MC Medical shall have no right to enter into any contracts or commitments in the name of, or on behalf of, Glyko, or to bind Glyko in any respect whatsoever.

8.4 In addition, Toyobo and MC Medical shall not obligate or purport to obligate Glyko by issuing or making any affirmations, representations, warranties or guaranties with respect to Products to any third party, other than the warranties described in Exhibit C attached hereto and made a part hereof.


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
9.    REPORTS

      Toyobo and MC Medical each shall provide Glyko with written quarterly reports XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX.

10.   TRADEMARKS AND TRADE NAMES

10.1 Toyobo and MC Medical each may use Glyko's trademarks, service marks and trade names listed below (hereinafter referred to as the "Trademarks") on a non-exclusive basis in the Territory only for the duration of this Agreement and solely for display or advertising purposes in connection with selling and distributing the Products in accordance with this Agreement:

      GLYKO(R) AND FACE(R) (FLUOROPHORE ASSISTED CARBOHYDRATE ELECTROPHORESIS)

      Toyobo and MC Medical each shall not at any time do or permit any act to be done which may in any way impair the rights of Glyko in the Trademarks. All Trademarks shall be and remain the sole property of Glyko. Except as otherwise provided in this Agreement, Toyobo and MC Medical each acknowledges and agrees that it neither has nor is acquiring hereby, any license, concession, rights of use or any other right, title or interest in or to any trademarks, trade names, patents, developments, specifications, techniques and other proprietary and confidential information relating to the Products or which serve to distinguish the Products.

10.2 Toyobo and MC Medical each shall: (i) use the Trademarks in compliance with all relevant laws and regulations; (ii) accord Glyko the right to inspect during normal business hours Toyobo's and MC Medical's facilities used in connection with efforts to sell Products in order to confirm that Toyobo's and MC Medical's use of such Trademarks is in compliance with this Section; and
(iii) not modify any of the Trademarks in any way and not use any of the Trademarks on or in connection with any goods or services other than the Products.

10.3 Toyobo and MC Medical each shall promptly notify Glyko of any infringement or use by others of any word, name, title or expression which so nearly resembles the Trademark as to likely cause confusion or uncertainty in the public at large.

10.4 Glyko agrees to defend, indemnify and hold Toyobo and MC Medical harmless from and against any claims, suits or liability arising out of any claim that the marketing, advertising and/or sale or use by Toyobo and MC Medical or their customers of the Products under trade name or trademarks designated or used by Glyko infringes on any trademark, trade name or proprietary or other interest of any third party in the Territory. Glyko reserves the right to change its trademarks or tradenames during the course of this Agreement if Glyko deems it reasonable on the basis of any such claim or potential claim of infringement.

11.   COVENANT NOT TO COMPETE

      During the term of this Agreement, Toyobo and MC Medical each shall not market directly or indirectly in the Territory products which are competitive with the Products without the consent of Glyko. Toyobo and MC Medical represent and warrant that each currently does not market products which compete with the Products.

12.   LIMITED WARRANTY

12.1 As to all components of the Products manufactured by Glyko, Glyko makes the warranties set forth in Exhibit C, attached hereto and made a part hereof. As to all components of the Products manufactured by any entity other than Glyko, Glyko extends to Toyobo the warranties as to such components provided by such other entity to Glyko for the length of time that such warranty remains valid for Glyko. The time and scope of the warranties described in Exhibit C shall not exceed the time and scope of any warranties granted by Toyobo and MC Medical to any purchaser of such Product.

12.2 Under no circumstances shall the warranties set forth in Exhibit C apply to any Product which has been used with unapproved assemblies or sub-assemblies or to any Product which has been customized or modified, damaged or misused. Notwithstanding any other provision in this Agreement, Glyko shall not be held responsible for any damage which may result from a defective part except for the replacement of such part as set forth in Exhibit C.

12.3 Toyobo and MC Medical each accept the current version of the FACE software "as is" without additional warranties except as provided by Glyko to its customers (Exhibit C).

12.4 THE PROVISIONS OF THE FOREGOING WARRANTIES ARE IN LIEU OF ANY OTHER WARRANTY, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL (INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE).

13.   LIMITATIONS ON LIABILITY

13.1 GLYKO'S LIABILITY ARISING OUT OF THE MANUFACTURE, SALE OR SUPPLYING OF THE PRODUCTS OR THEIR USE OR DISPOSITION, WHETHER BASED UPON WARRANTY, CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED THE ACTUAL PURCHASE PRICE PAID BY TOYOBO FOR THE PRODUCTS.

13.2 IN NO EVENT SHALL GLYKO BE LIABLE TO TOYOBO OR MC MEDICAL FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES) ARISING OUT OF THE MANUFACTURE, SALE OR SUPPLYING OF THE PRODUCTS, EVEN IF GLYKO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

13.3 Claims - Glyko shall indemnify and hold Toyobo and MC Medical harmless from and against all claims, liabilities, costs and expenses arising out of a claim that the manufacture, sale or use of the Products violates or infringes on a third party patent or other intellectual property right in the Territory or a claim that any defect in the Products caused sickness, disease or death or damage to properties directly resulting from negligence on the part of Glyko except to the extent that such claim is based on modification or alteration of the Products that is not part of Glyko's design.

14.   TERM AND TERMINATION

14.1 The term of this Agreement shall begin on the later of the dates that (i) Glyko executes this Agreement and (ii) Toyobo and MC Medical each executes this Agreement (the "Effective Date"). The term of this Agreement shall be three (3) years, unless terminated earlier pursuant to the terms of this Section 14 (Termination and Term). The term shall be extended for additional one year periods upon the mutual agreement of all parties.

14.2 Upon the occurrence of a material breach or default as to any obligation hereunder by any party and the failure of the breaching party to promptly pursue (within thirty (30) days after receiving written notice thereof from the non-breaching party) a reasonable remedy designed to cure (in the reasonable judgment of the non-breaching party) such material breach or default, this Agreement may be terminated by the non-breaching party by giving written notice of termination to the breaching party, such termination being immediately effective upon the giving of such notice of termination.

14.3 Upon the filing of a petition in bankruptcy, insolvency or reorganization against or by any party, or any party becoming subject to a composition for creditors, whether by law or agreement, or any party going into receivership or otherwise becoming insolvent (such party hereinafter referred to as the "insolvent party"), this Agreement may be terminated by the other party by giving written notice of termination to the insolvent party, such termination immediately effective upon the giving of such notice of termination.

14.4 Upon the occurrence of a change in control or management or operating personnel of any party (the "changed party"), then the changed party shall promptly notify the other parties (the "other party") in writing within ten (10) calendar days. If, in the reasonable opinion of the other party such change in control or management or operating personnel of the changed party could have a material adverse effect on the business, prospects or operations of the changed party and if the changed party fails to promptly pursue (within 90 days after receiving written notice thereof from the other party) a remedy designed to cure (in the sole judgment of the other party) the other party's objections to such change, this Agreement may be terminated by the other party by giving written notice of termination to the changed party, such termination being immediately effective upon the giving of such notice of termination.

14.5  In the event of a termination pursuant to any of subsections 14.2, 14.3 or
14.4 above or upon expiration of this Agreement pursuant to subsection 14.1 above, no party shall have any obligation to, or to any employee of the other parties, for compensation or for damages of any kind, whether on account of the loss by the other parties or such employee of present or prospective sales, investments, compensation or goodwill. Each party, for itself and on behalf of each of its employees, hereby waives any rights which may be granted to it or them under the laws and regulations of the Territory or otherwise which are not granted to it or them by this Agreement. Each party hereby indemnifies and holds the other parties harmless from and against any and all claims, costs, damages and liabilities whatsoever asserted by any employee, agent or representative of such party under any applicable termination, labor, social security or other similar laws or regulations.

14.6 Termination of this Agreement shall not affect the obligation of Toyobo to pay Glyko all amounts owing or to become owing as a result of Products tendered or delivered to Toyobo on or before the date of such termination, as well as interest thereon to the extent any such amounts are paid after the date they became or will become due pursuant to this Agreement.

14.7 Notwithstanding anything else in this Agreement to the contrary, the parties agree that Sections 3.8, 7, 10, 12, 13, 15, 23 and 29 shall survive the termination or expiration of this Agreement, as the case may be, to the extent required thereby for the full observation and performance by any or all of the parties hereto.

15.   REPURCHASE OF INVENTORY

15.1 Upon either termination or expiration of this Agreement, as the case may be, Glyko shall have the option to repurchase Toyobo's and MC Medical's inventory of Products. Within thirty (30) days after such termination or expiration, Glyko shall elect in writing to either: (i) permit Toyobo and MC Medical each to sell off its remaining inventory of Products; provided, however, that Toyobo and MC Medical each shall comply with all terms and conditions of this Agreement restricting such activities in effect immediately prior to termination or expiration; or (ii) repurchase Toyobo's inventory of Products which are salable and in the original packages and unaltered from their original form and design, subject to Glyko's inspection, test, and acceptance.

15.2 Any such repurchase of Toyobo's and MC Medical's inventory of Products shall be at the Toyobo's purchased price. Repurchased inventory shall be shipped by Toyobo freight prepaid, according to Glyko's instructions. Glyko shall pay Toyobo and MC Medical for such repurchased Products plus freight and insurance within thirty (30) days after Glyko receives those Products at its facility. For the purposes of this provision, "inventory" shall not include Products required by Toyobo and MC Medical for the fulfillment of orders previously accepted.

16.   PUBLICITY

      Toyobo and MC Medical each agrees that any publicity or advertising which shall be released by them in which Glyko is identified in connection with the Products shall be in accordance with the terms of this Agreement and with any information or data which Glyko has furnished in connection with this Agreement. Copies of all such publicity and advertising shall be forwarded promptly to Glyko.

17.      MODIFICATION

         No modification or change may be made in this Agreement except by written instrument duly signed by a duly authorized representative of each party.

18.      ASSIGNMENT

         This Agreement and the rights and obligations hereunder may not be assigned, delegated or transferred by any party without the prior written consent of the other parties.

19.      NOTICE

         All notices given under this Agreement shall be in writing and shall be addressed to the parties at their respective addresses set forth below:

         If to Toyobo:

         Biochemical Operations Department
         Toyobo Co., Ltd.
         2-8 Dojimahama 2-chome
         Kita-ku
         Osaka 530 JAPAN
         Attention: General Manager
         Facsimile Number: 81-6-348-3833



         If to MC Medical:

         MC Medical, Inc.
         22 Daikyo-cho, Shinjuku-ku
         Tokyo, 160        JAPAN
         Attention:   Chief Executive Officer
         Facsimile:  81-3-3357-6255

         If to Glyko:

         Glyko, Inc.
         81 Digital Drive
         Novato, CA  94949
         UNITED STATES
         Attention:  Chief Executive Officer
         Facsimile Number: 415-382-7889

      Any party may change its address or its facsimile number for purposes of this Agreement by giving the other parties written notice of its new address or facsimile number. Any such notice if given or made by registered or recorded delivery international air mail letter shall be deemed to have been received on the earlier of the date actually received and the date fifteen (15) calendar days after the same was posted (and in proving such it shall be sufficient to prove that the envelope containing the same was properly addressed and posted as aforesaid) and if given or made by facsimile transmission shall be deemed to have been received at the time of dispatch, unless such date of deemed receipt is not a Business Day, in which case the date of deemed receipt shall be the next such succeeding Business Day.

20.   WAIVER

      None of the conditions or provisions of this Agreement shall be held to have been waived by any act or knowledge on the part of any party, except by an instrument in writing signed by a duly authorized officer or representative of such party. Further, the waiver by any party of any right hereunder or the failure to enforce at any time any of the provisions of this Agreement, or any rights with respect thereto, shall not be deemed to be a waiver of any other rights hereunder or any breach or failure of performance of the other parties.

21.   VALIDITY

      Glyko warrants that this Agreement is lawful and may be performed in accordance with its terms under all laws, rules and regulations in force in the United States at the time of execution of this Agreement. Toyobo and MC Medical each warrants that this Agreement is lawful and may be performed in accordance with its terms under all laws, rules and regulations in force in Japan at the time of execution of this Agreement. Each party covenants and warrants to the other parties that it will advise the other parties of any changes in the laws of the country to which it is making a warranty in this Section of which the party making such warranty becomes aware if such changes might or will impair the validity or lawful performance of all or any part of this Agreement.

22.   CONSTRUCTION OF AGREEMENT AND RESOLUTION OF DISPUTES

22.1 This Agreement, which is in English, shall be interpreted in accordance with the commonly understood meaning of the words and phrases hereof in the United States of America, and it and performance of the parties hereto shall be construed and governed according to the laws of the State of California applicable to contracts made and to be fully performed therein, excluding the United Nations Convention on Contracts for the International Sale of Goods.

22.2 Any dispute, controversy or claim arising out of or relating to this Agreement or to a breach hereof, including its interpretation, performance or termination, shall be settled by negotiation between the parties. In the event that no settlement can be reached then the issue will be finally resolved by arbitration. The arbitration shall be conducted by one arbitrator selected by Glyko, Toyobo and MC Medical or, if they cannot agree on an arbitrator, by the President of American Arbitration Association.

      The arbitration shall be conducted in English and in accordance with the rules of the American Arbitration Association, which shall administer the arbitration and act as appointing authority. The arbitration, including the rendering of the award, shall take place in San Francisco, CA, United States, and shall be the exclusive forum for resolving such dispute, controversy or claim. For the purposes of this arbitration, the provisions of this Agreement and all rights and obligations thereunder shall be governed and construed in accordance with the laws of the State of California. The decision of the arbitrators shall be binding upon the parties hereto, and the expense of the arbitration (including without limitation the award of attorneys' fees to the prevailing party) shall be paid as the arbitrators determine. The decision of the arbitrators shall be executory, and judgment thereon may be entered by any court of competent jurisdiction.

22.3 Notwithstanding anything contained in this Section 22 to the contrary, each party shall have the right to institute judicial proceedings against any other party or anyone acting by, through or under such other party, in order to enforce the instituting party's rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

23.   CONFIDENTIALITY MAINTAINED

23.1 Each party agrees that the other parties have a proprietary interest in any information provided by it, whether in connection with this Agreement or otherwise, whether in written or oral form, which is (i) a trade secret, confidential or proprietary information, (ii) not publicly known, and (iii) annotated by a legend, stamp or other written identification as confidential or proprietary information (hereinafter referred to as "Proprietary Information"). Each party shall disclose the Proprietary Information provided by the other parties only to those of its agents and employees to whom it is necessary in order properly to carry out their duties as limited by the terms and conditions hereof. Both during and after the term of this Agreement, all disclosures by the party receiving Proprietary Information to its agents and employees shall be held in strict confidence by such agents and employees. During and after the term of this Agreement, such receiving party, its agents and employees shall not use the Proprietary Information for any purpose other than in connection with discharging its duties in the Territory pursuant to this Agreement. The receiving party shall, at its expense, return to the disclosing party the Proprietary Information provided by such disclosing party as soon as practicable after the termination or expiration of this Agreement. During the term of this Agreement and thereafter, all such Proprietary Information shall remain the exclusive property of the party which provided it. This Section 23 shall also apply to any consultants or subcontractors that the receiving party may engage in connection with its obligations under this Agreement. The obligations of secrecy and use-restriction set forth in this Section 23.1 shall survive the termination or expiration of this Agreement for a period of XXXXXXXXXXXXXX after such termination or expiration.

23.2 Notwithstanding anything contained in this Agreement to the contrary, each of the parties shall not be liable for a disclosure of the Proprietary Information of the other party if the information so disclosed: (i) was in the public domain at the time of disclosure without breach of this Agreement; or
(ii) was known to or contained in the records of receiving party from a source other than providing party at the time of disclosure by providing party to receiving party and can be so demonstrated; or (iii) was independently developed and is so demonstrated promptly upon receipt of the documentation and technology by receiving party; or (iv) becomes known to the receiving party from a source other than providing party without breach of this Agreement by receiving party and can be so demonstrated; or (v) must be disclosed pursuant to a contract or subcontract with a governmental agency in order to obtain/retain a procurement contract; or (vi) was disclosed pursuant to court order or as otherwise compelled by law.

24.   ENTIRE AGREEMENT

      This Agreement supersedes and cancels any previous agreements or understandings, whether oral, written or implied, heretofore in effect and sets forth the entire agreement among Glyko, Toyobo and MC Medical with respect to the subject matter hereof.

25.   NO RIGHTS BY IMPLICATION

      No rights or licenses with respect to the Products or the Trademarks are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.

26.   RESPONSIBILITY FOR TAXES

      Taxes, whether in Japan or any other country, now or hereafter imposed with respect to the transactions contemplated hereunder (with the exception of income taxes or other taxes imposed upon Glyko and measured by the gross or net income of Glyko) shall be the responsibility of Toyobo and MC Medical , and if paid or required to be paid by Glyko, the amount thereof shall be added to and become a part of the amounts payable by Toyobo and MC Medical hereunder.

27.   MODIFICATION OF PRODUCT

      Toyobo and MC Medical may not customize, modify or have customized or modified any Product unless it obtains the prior written consent of Glyko, which consent may be withheld in the sole discretion of Glyko. Any unauthorized customizing or modification of any Product by Toyobo or MC Medical or any third party shall relieve Glyko from any obligation it would otherwise have had with respect to such Product under the warranties described in Exhibit C hereto.

28.   FORCE MAJEURE

28.1 Neither Glyko nor Toyobo nor MC Medical shall be liable in damages, or shall be subject to termination of this Agreement by the other party, for any delay or default in performing any obligation hereunder if that delay or default is due to any cause beyond the reasonable control and without fault or negligence of that party; provided that, in order to excuse its delay or default hereunder, a party shall notify the other of the occurrence or the cause, specifying the nature and particulars thereof and the expected duration thereof; and provided, further, that within fifteen (15) calendar days after the termination of such occurrence or cause, such party shall give notice to the other party specifying the date of termination thereof. All obligations of all parties shall return to being in full force and effect upon the termination of such occurrence or cause (including without limitation any payments which became due and payable hereunder prior to the termination of such occurrence or cause).

28.2 For the purposes of this Section 28, a "cause beyond the reasonable control" of a party shall include, without limiting the generality of the phrase, any act of God, act of any government or other authority or statutory undertaking, industrial dispute, fire, explosion, accident, power failure, flood, riot or war (declared or undeclared).

29.   COMPLIANCE WITH LAWS

      Each of Toyobo, MC Medical and Glyko covenants that all of its activities under or pursuant to this Agreement shall comply with all applicable laws, rules and regulations. In particular, but without limitation, Toyobo and MC Medical each shall be responsible for obtaining all licenses, permits and approvals which are necessary or advisable for sales of Products in the Territory and for the performance of its duties hereunder.

30.   SEVERABILITY

      If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

31.   COUNTERPARTS

      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

32.      DEFINITION OF AFFILIATES

         For the purposes of this Agreement, "affiliates" shall mean all companies, natural persons, partnerships and other business entities controlled by, under common control with or controlling either party to this Agreement.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement.

     Toyobo Co., Ltd., as Toyobo            Glyko, Inc., as Glyko

     By: ___________________________        By: _________________________

     Name: ________________________         Name: ________________________

     Title: _________________________       Title: _________________________

     Date: _________________________        Date: ________________________

     MC Medical, Inc., as MC Medical

     By: ___________________________

     Name: ________________________

     Title: _________________________

     Date: _________________________

                 EXHIBIT A - PRODUCT DESCRIPTION AND PRICE LIST

                       PRODUCT DESCRIPTION AND PRICE LIST
              (VERSION DATED 18AUGUST95 - PRICES EFFECTIVE 01OCT95)

FACE Carbohydrate Analysis Kits
 (Includes all reagents, gels and buffer packs for the stated number of analyses)

DESCRIPTION                                                                PRODUCT NUMBER           SIZE           PRICE
- -----------------------------------------------------------------------------------------------------------------------------
FACE N-Linked Oligosaccharide Profiling Starter Kit *                          90020                40 Reactions      $795

FACE N-Linked Oligosaccharide Profiling Kit                                    90010                40 Reactions      $545
                                                                               90000                80 Reactions      $995

FACE Monosaccharide Composition Starter Kit *                                  90120                40 Reactions      $795

FACE Monosaccharide Composition Kit                                            90110                40 Reactions      $545
                                                                               90100                80 Reactions      $845

FACE O-Linked Oligosaccharide Profiling Starter Kit *                          90220                15 Reactions      $795

FACE O-Linked Oligosaccharide Profiling Kit                                    90210                15 Reactions      $545
                                                                               90200                30 Reactions      $995

FACE N-Linked Oligosaccharide Sequencing Kit                                   90300                10 Assays         $950


FACE Glycosphingolipid Oligosaccharide Profiling Starter Kit *                 90520                20 Reactions      $795

FACE Glycosphingolipid Oligosaccharide Profiling Kit                           90510                20 Reactions      $545
                                                                               90500                40 Reactions      $995

FACE Glycosaminoglycan Identification Starter Kit *                            90620                30 Reactions      $795

FACE Glycosaminoglycan Identification Kit                                      90610                30 Reactions      $545
                                                                               90600                60 Reactions      $995

* Each Starter Kit includes a Glyko Electrophoresis Gel Box #40026 at a 50% discount. One Starter Kit per customer, please.

Individual Reagent Packs, Standards and Controls

DESCRIPTION                                                                PRODUCT NUMBER   SIZE            PRICE
- ----------------------------------------------------------------------------------------------------------------------
FACE ANTS Labeling Reagent Pack                                                 50004      40 Reactions      $250
 for labeling N- and O-Linked Oligosaccharides

FACE N-Linked Oligosaccharide Release Reagent Pack                              50002      40 Reactions      $300
FACE N-Linked Oligosaccharide Electrophoresis Standard and Control              50006      25 Assays         $250

FACE O-Linked Oligosaccharide Release Reagent Pack                              50202      30 Reactions      $300
FACE O-Linked Oligosaccharide Electrophoresis Standard and Control              50206      25 Assays         $200

FACE Monosaccharide Hydrolysis Reagent Pack                                     50102      40 Reactions      $ 75
FACE Monosaccharide Labeling Reagent Pack                                       50104      40 Reactions      $250
FACE Monosaccharide Electrophoresis Standard and Control                        50106      25 Assays         $250

DESCRIPTION                                                                PRODUCT NUMBER   SIZE            PRICE
- ----------------------------------------------------------------------------------------------------------------------------------
FACE N-Linked Oligosaccharide Profiling Gels                                    60020      10 gels           $190
                                                                                60010       5 gels           $100

FACE N-Linked Oligosaccharide Preparative Gels, 1 mm thick                      60050       1 gel            $ 20
 for isolating N-Linked Oligosaccharides for sequencing

FACE Monosaccharide Composition Gels                                            60120      10 gels           $190
                                                                                60110       5 gels           $100

FACE O-Linked Oligosaccharide Profiling Gels                                    60220      10 gels           $190
                                                                                60210       5 gels           $100

FACE Oligosaccharide Gel Running Buffer Packs                                   70020      10 packs          $ 45
                                                                                70010       5 packs          $ 25

HARDWARE, SOFTWARE & ACCESSORIES

DESCRIPTION                                                                       PRODUCT NUMBER      QUANTITY       PRICE
- ------------------------------------------------------------------------------------------------------------------------------
SE1000 FACE(R) Workstation                                                              45000        1 System       $19,950

      Includes the following:

      1) SE1000 FACE Imager with Interface Card, cable and FACE Analytic
         Software

      2) Dell 486 computer loaded with DOS 6.2, Windows 3.1, 15"
         Enhanced Super VGA monitor, keyboard, Microsoft(R) mouse and internal 230 Mb optical drive with formatted optical disk

      3) HP-5P LaserJet Printer with cable

      4) One FACE Starter Kit of your choice including Glyko Electrophoresis Gel Box

SE1000 FACE Imager                                                                      45100        1 Each          $15,700

      Includes the following:

      1) SE1000 FACE Imager with Interface Card, cable and FACE Analytic Software

      2) One FACE Starter Kit of your choice including Glyko Electrophoresis Gel Box

FACE Analytic Software                                                                  44100        1 Copy          $ 4,500

Glyko Electrophoresis Gel Box                                                           40026        1 Each          $   495
(With quick release fittings for re-circulating chiller)

Electrophoresis Power Supply                                                            40102        1 Each           Inquire

Re-circulating Chiller                                                                  40202        1 Each           Inquire

GLYCOSIDASES FOR CARBOHYDRATE ANALYSIS

DESCRIPTION                                                                PRODUCT NUMBER         SIZE         PRICE
- ----------------------------------------------------------------------------------------------------------------------
PNGase F, recombinant, releases Asn-linked oligosaccharides                     80000         20 Reactions     $135
                                                                                80008        100 Reactions     $500

Endo H, recombinant                                                             80100         20 Reactions     $135
 releases Asn-linked high mannose and hybrid type oligosaccharides              80108        100 Reactions     $500

O-Glycosidase DS, recombinant, releases Ser/Thr linked Gal-GalNAc               80090         20 Reactions     $135

Enzymatic Deglycosylation Kit                                                   80110         20 Reactions     $350
 includes PNGase F, O-Glycosidase DS, NANase II and Fetuin Control

HEPase I, recombinant, cleaves heparin and heparan sulfate                      80130        200 Reactions     $135

Ceramide Glycanase, releases oligosaccharides from glycosphingolipids           50410         20 Reactions     $135

GLYCOSIDASES FOR CARBOHYDRATE ANALYSIS

DESCRIPTION                                                                       PRODUCT NUMBER      SIZE           PRICE
- --------------------------------------------------------------------------------------------------------------------------
Exoglycosidases

NANase I, recombinant, releases a2-3 neuraminic acid                                    80020       20 Reactions      $135

NANase II, recombinant, releases a2-3,6 neuraminic acid                                 80030       20 Reactions      $135
                                                                                        80038      100 Reactions      $500

NANase III, recombinant, releases a2-3,6,8,9 neuraminic acid                            80040       20 Reactions      $135

Neuraminic Acid Linkage Analysis Kit, includes NANase I, II AND III                     80010       60 Reactions      $350

GALase I, releases b1-3,4,6 galactose                                                   50352       20 Reactions      $135

GALase II, recombinant, releases b1-3,6 galactose                                       80120       20 Reactions      $135

HEXase I, recombinant, releases b1-2,3,4,6 N-acetylglucosamine                          80050       20 Reactions      $135

HEXase II, recombinant                                                                  80150       20 Reactions      $135
 releases both b-N-acetylglucosamine and b-N-acetylgalactosamine

Hexosamine Differentiation Kit, includes HEXase I and HEXase II                         80160       20 Reactions      $230

HEXase III,  releases both b-N-acetylglucosamine and b-N-acetylgalactosamine            50354       20 Reactions      $350

MANase I, recombinant, releases a1-2,3,6 mannose                                        80060       20 Reactions      $135

MANase II, releases a1-2,3,6 mannose                                                    50356       10 Reactions      $135

FUCase I, recombinant, releases a1-6 fucose                                             80080       20 Reactions      $135

FUCase II, releases a1-2 fucose                                                         80170       20 Reactions      $135

FUCase III, releases a1-3,4 fucose                                                      80180       20 Reactions      $135

Fucose Differentiation Kit, includes FUCase I, II, III                                  80190       20 Reactions      $350

b-Xylosidase, recombinant, releases b1-4 xylose                                         80140       50 Reactions      $195

CARBOHYDRATE ANALYTIC SERVICES

SERVICE/CATALOG NUMBER                                                                                          PRICE/SAMPLE
- ------------------------------------------------------------------------------------------------------------------------------
Analysis of Purified Glycoconjugates

97010    Profiling of N-linked Oligosaccharides * (1)                                                                $375

97020    Profiling of O-linked Oligosaccharides * (1)                                                                $375

97090    Profiling of Glycosphingolipid Oligosaccharides * (1)                                                       $375

97030    Monosaccharide Composition Analysis * (2)                                                                   $375

Isolation and Purification of an Oligosaccharide

97050    Isolation of an Oligosaccharide Band from a Purified Glycoprotein or Glycosphingolipid (3)                  $300
         Release, labeling, electrophoresis and isolation of separated oligosaccharides

Analysis of Isolated Oligosaccharides

97060    Enzymatic Sequencing of an Isolated N-linked Oligosaccharide (4)                                            $500

97070    Enzymatic Sequencing of an Isolated O-Linked Oligosaccharide (4)                                            $500

97100    Enzymatic Sequencing of an Isolated Glycosphingolipid Oligosaccharide (4)                                   $500

97080    Sialic Acid Linkage Determination of an Isolated Oligosaccharide                                            $300
         Recombinant enzyme release using (a2-3), (a2-6) or (a2-8) linkage specific enzymes, electrophoresis and determination of molar ratios

97040    Monosaccharide Composition of an Isolated Oligosaccharide                                                   $375*
         Hydrolysis, labeling, electrophoresis and quantitation of fialic acid, neutral, and Mine monosaccharides
         Data includes quantitation of N-glycolylneuraminic acid,
         N-acetylneuraminic acit, N-acetylgalactosamine, N-acetylglucosamine, mannose, galactose, fucose, and glucose

Other Services

97000   Custom Analytic Services - Please call us with your specific request                                         Variable

*        Price includes analysis of a customer supplied blank sample

(1)      Release, labeling, electrophoresis and quantitation of oligosaccharides

         Data includes minimum number of oligosaccharides, relative size and relative molar ratios

(2) Hydrolysis, labeling, electrophoresis and quantitation of sialic acid, neutral, and amine monosaccharides

         Data includes quantitation of N-acetylneuraminic acid, N-acetylgalactosamine, N-acetylglucosamine, mannose, galactose, fucose, and glucose

(3) $50 for each additional Oligosaccharide isolated at the same time from the same Glycoprotein or Glycosphingolipid

(4) Sequencing performed according to Glyko Sequencing Kit protocols Enzymatic cleavage, electrophoresis, and determination of Monosaccharide sequence
         $250 for each additional Oligosaccharide sequenced at the same time

Prices are subject to change without notice. Terms are Net 30, FOB Novato, California, USA

               EXHIBIT B - END-USER SOFTWARE SUBLICENSE AGREEMENT

READ CAREFULLY

                                     FACE(R)

                    Glyko, Inc. Single User License Agreement

This Agreement is a LEGAL CONTRACT between you ("end user") and Glyko, Inc. ("Glyko") By opening the sealed disk package you have indicated your acceptance of the terms of this agreement. If you do not agree to the terms of this agreement, promptly return the unopened package to Glyko, Inc., 81 Digital Dr., Novato CA, 94949 for a full refund.

1.)LICENSE GRANT, Glyko grants you the right to use one copy of the enclosed FACE(R) software program ("software") on a single computer. Purchase of a separate License is required for use on an additional computer or distribution on a Network for use by one or more networked computers.

2.)COPYRIGHT, This software is protected by United States copyright laws and international treaty provisions. As such you may make one copy of the software for backup purposes only.

3.)OTHER RESTRICTIONS, You may not rent, lease or network the software. You may not reverse engineer, decompile or disassemble the software. You may not create derivative works based on the copyrighted design of the software.

4.)LIMITED WARRANTY, Glyko warrants that the enclosed software will perform as documented for a period of 90 days from the date of receipt.

5.)NO OTHER WARRANTIES, Glyko disclaims all other warranties, either expressed or implied.

6.)LIMIT OF LIABILITY, In no event shall Glyko be liable for damages whatsoever. This includes without limitation, damages for loss of business profits, business interruption, loss of business information, loss of sample materials or any other consequential or pecuniary loss which may arise from the use or inability to use the software.

                          EXHIBIT C - LIMITED WARRANTY

    The following two (2) pages are taken from the FACE(R) Imager User's Manual Version Dated 16 March 1994. The Warranty Language appears on the second of the two (2) pages following this page.

             The remainder of this page is intentionally left blank.


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FACE(R) User's Guide
Imager and Software Operations













Version 2.3

Copyright 1992, 1993, 1994 All rights reserved, GLYKO INC.

81 Digital Dr, Novato CA 94949

PHONE 1-800-33-GLYKO (1-800-334-5956) OR 1-415-382-6653

8:30 AM - 5:30 PM PT

FAX 1-415-382-7889


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FACE  WARRANTY

FACE WORKSTATION AND COMPONENTS

FACE IMAGER

         Glyko warrants the FACE imager to be free from defects in material and workmanship when used under normal laboratory conditions for a period of one year from the date of delivery. This warranty covers parts and labor for the first 90 days and then parts only for the remainder of the warranty period.

DELL COMPUTER

         One year on site parts and service provided by Dell Computers.

NOT COVERED

         This warranty does not cover systems or components which have been abused or have undergone unauthorized repair. This warranty does not cover the cost of shipping items to Glyko.

NO OTHER WARRANTIES

Glyko disclaims all other warranties, either expressed or implied.

LIMIT OF LIABILITY

         In no event shall Glyko be liable for damages whatsoever. This includes without limitation, damages for loss of business profits, business interruption, loss of business information, loss of sample materials or any other consequential or pecuniary loss which may arise from the use or inability to use the FACE system and components.

REPAIR TURN AROUND

         Glyko will attempt to keep turn around times to 2 weeks and under on Imager repairs.


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